EXHIBIT 99.1


                       FOR FURTHER INFORMATION:

                       Media Relations         Investor Relations
                       Stan Lampe              Bill Henderson
                       859-815-4061            859-815-4454
                       shlampe@ashland.com     wehenderson@ashland.com

                       FOR IMMEDIATE RELEASE
                       August 13, 2002


O'BRIEN NAMED PRESIDENT, COO OF ASHLAND;
WILL SUCCEED CHELLGREN AS CEO

Covington, Ky. - Ashland Inc. (NYSE:ASH) announced today that James J. O'Brien, 48, currently senior vice president and group operating officer at Ashland, has been named president and chief operating officer, effective immediately. O'Brien will immediately become a member of Ashland's board of directors. He will become chairman and chief executive officer of Ashland November 15 when Paul Chellgren, current chairman and CEO, retires.

     "Mr. O'Brien is a strong, dynamic leader with impeccable credentials. He is well-respected within the company, the industry, the business world and the community. We believe he is eminently qualified to lead Ashland into the future, and our decision was unanimous," said Mannie Jackson, chairman of the Personnel & Compensation Committee of Ashland's board of directors. Jackson also headed the board-management task force appointed to select new leadership for the 78-year-old company.

     "I am honored by the board's confidence in me," O'Brien said. "Ashland is a great company with terrific people and to be selected to serve at the helm is an exciting and

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humbling experience. It will be a privilege to work with our directors, our management team and our employees to drive Ashland to greater performance for our shareholders. I'm particularly confident in the abilities of our management team, which has worked together for many years. We know each other well, we respect each other, and we're all dedicated to working hard to do a good job for our owners."

     "Jim O'Brien has 26 years of experience in Ashland's chemical and petroleum marketing operations and has proven strategic, organizational and leadership abilities," said Ashland Chairman and Chief Executive Officer Paul W. Chellgren, who served on the task force to name his successor. "I look forward to working with Jim in his new role to assure a smooth and orderly transition."

     "Our committee, the task force and the board are very confident that Jim has the experience, judgment and leadership ability necessary to capitalize on Ashland's opportunities and overcome its challenges," Jackson added. "In addition, his years as executive assistant to retired Ashland chairman John R. Hall were an excellent training ground for this position."

     Jackson said the selection committee was pleased to be able to name a successor from within Ashland's ranks. "One of Ashland's key advantages has long been the depth of the management team built over the past 15 years, and we were fortunate to have a number of highly qualified internal candidates," Jackson said. "Having such outstanding internal candidates meant we were able to move quickly and, equally important, provide for continuity in regard to key strategic and operating initiatives."

     Ashland is in the midst of business process redesign efforts designed to improve profitability and returns from APAC and Ashland Distribution. Ashland Specialty Chemical is

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developing new strategic  initiatives to foster growth,  while Valvoline is continuing to push innovation and new product development.

     "We believe the shareholders' best interests will be served by a seamless transition which will allow these efforts to continue unimpeded," Jackson stated.

     The selection task force met last week and narrowed the selection process to a handful of internal candidates. The final decision was approved by Ashland's board in a special meeting Monday.

     No successor has been announced for Mr. O'Brien. He joined the company in 1976 and served in assignments of increasing responsibility within Ashland's specialty chemical and distribution operations. O'Brien was named Hall's executive assistant in 1992, a position he held until 1994 when he became vice president and general manager of branded marketing for the former Ashland Petroleum Company. After revitalizing these operations, O'Brien was named vice president of Ashland Inc. and president of Valvoline, where he successfully redirected the motor oil marketing company and created a highly successful business team focused on a master brand strategy. O'Brien was named a senior vice president of Ashland in 1997 and joined its executive committee in 2001. Earlier this year, he relinquished his post at Valvoline to become group operating officer of the corporation with responsibility for Ashland Specialty Chemical and Ashland Distribution Company.

     A native of Circleville, Ohio, O'Brien is a graduate of The Ohio State University where he earned a bachelor's degree in accounting and finance and a master's degree in business administration and where he serves on the Dean's Advisory Council for the Fisher Graduate School of Business. He is a member of the American Chemistry Council and is

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an advisory director of Fifth Third Bank of Lexington,  Ky. A 1994 graduate of Leadership Kentucky, O'Brien is chairman of the board of trustees for Midway College in Kentucky and a member of the Association of Governing Boards of Universities and Colleges. He serves on the National Board of Directors of Big Brothers Big Sisters of America and is a volunteer "big brother" with Big Brothers/Big Sisters of the Bluegrass.

     Ashland Inc. (NYSE:ASH) is a Fortune 225 company providing products, services and customer solutions throughout the world. Our businesses include road construction, lubricants and car-care products, specialty chemicals, chemical and plastics distribution and transportation fuels. Our products and services are fundamental to how people live and work. Find us at www.ashland.com

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